Exhibit 99.1

OSI Systems Reports Fiscal 2020 First Quarter Financial Results

  Record Q1 Revenue of $291 Million (9% increase over prior year)
  Record Q1 Earnings Per Diluted Share
    GAAP EPS of $1.10
    Non-GAAP EPS of $0.91
  Company Raises FY 2020 Guidance

HAWTHORNE, Calif.--(BUSINESS WIRE)--October 24, 2019--OSI Systems, Inc. (the “Company” or “OSI Systems”) (NASDAQ: OSIS) today announced financial results for the quarter ended September 30, 2019.

Deepak Chopra, OSI Systems’ Chairman and Chief Executive Officer, stated, “We are pleased with the first quarter performance as we delivered record first quarter revenues and solid earnings. We have a robust pipeline of opportunities and a healthy backlog, putting us in a good position for the remainder of fiscal 2020.”

The Company reported revenues of $290.9 million for the first quarter of fiscal 2020, an increase of 9% from the $266.2 million reported for the first quarter of fiscal 2019. Net income for the first quarter of fiscal 2020 was $20.7 million, or $1.10 per diluted share, compared to net income of $9.4 million, or $0.50 per diluted share, for the first quarter of fiscal 2019. Non-GAAP net income for the first quarter of fiscal 2020 was $17.2 million, or $0.91 per diluted share, compared to non-GAAP net income for the fiscal 2019 first quarter of $15.3 million, or $0.81 per diluted share.

As of September 30, 2019, the Company's backlog was $869 million compared to $911 million as of June 30, 2019. The Company generated positive operating cash flow of $25 million during the first quarter of fiscal 2020 compared to negative operating cash flow of $3 million during the first quarter of fiscal 2019.

Mr. Chopra commented, “Our Security division started the year strong, achieving 11% sales growth resulting in record first quarter revenues of $189 million. We continue to be well positioned in the global marketplace to capitalize on future opportunities.”

Mr. Chopra continued, “Our Optoelectronics and Manufacturing division continued in the last fiscal quarter to perform well as we leveraged sales growth of 4% to significant year-over-year operating margin expansion driven by a strong mix of revenues and operational execution.”

Mr. Chopra concluded, “Our Healthcare division revenues for the first fiscal quarter of 2020 increased 5% over the same prior-year period. With the benefit of the organizational changes we implemented in fiscal 2019 coupled with strong contribution margins, the operating income in our Healthcare division significantly improved over the prior-year first quarter. We remain focused on enhancing our core products and developing new products.”

Fiscal Year 2020 Outlook

The Company is raising its fiscal year 2020 sales guidance to a range of $1.238 billion to $1.273 billion, which would represent growth of 5% to 8% compared to the prior fiscal year. The Company is also increasing its non-GAAP earnings guidance to $4.61 to $4.83 per diluted share for fiscal 2020. Actual sales and non-GAAP diluted earnings per share could vary from this guidance due to factors discussed under “Forward-Looking Statements” or other factors.

The Company’s fiscal 2020 diluted earnings per share guidance is provided on a non-GAAP basis only. The Company does not provide a reconciliation of guidance for non-GAAP diluted EPS to GAAP diluted EPS (the most directly comparable GAAP measure) on a forward-looking basis because the Company is unable to provide a meaningful or accurate compilation of reconciling items and certain information is not available. This is due to the inherent difficulty and complexity in accurately forecasting the timing and amounts of various items included in the calculation of GAAP diluted EPS, such as acquisition costs and other non-recurring items that have not yet occurred, are out of the Company’s control, or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of unavailable information which may be material and therefore could result in GAAP diluted EPS, the corresponding GAAP financial measure, being materially different from projected non-GAAP diluted EPS.

Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP operating income (loss) by segment and non-GAAP operating margin, all of which are non-GAAP financial measures. The presentation of these non-GAAP figures for the three months ended September 30, 2018 and 2019 is provided to allow for the comparison of the underlying performance of the Company, net of restructuring and other charges (including certain legal costs), amortization of intangible assets acquired through business acquisitions and non-cash interest expense primarily related to convertible debt, and their associated tax effects, and the impact of discrete income tax items. Management believes that these non-GAAP financial measures provide (i) enhanced insight into the ongoing operations of the Company, (ii) meaningful information regarding the Company’s financial results (excluding amounts management does not view as reflective of ongoing operating results) for purposes of planning, forecasting, and assessing the performance of the Company’s businesses, (iii) a meaningful comparison of financial results of the current period against results of past periods, and (iv) financial results that are more comparable to financial results of peer companies than are GAAP figures. Non-GAAP financial measures should not be assessed in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as measures used by other companies due to possible differences in methods and in the items or events for which adjustments are made.

Reconciliations of GAAP to non-GAAP financial information are provided in the accompanying tables. The financial results calculated in accordance with GAAP and reconciliations from those financial results should be carefully evaluated.

Conference Call Information

The Company will host a conference call and simultaneous webcast beginning at 1:30pm PT (4:30pm ET) today to discuss its results for the first quarter of fiscal 2020. To listen, please visit the Investor Relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available beginning shortly after the conclusion of the conference call until November 7, 2019. The replay can either be accessed through the Company’s website, www.osi-systems.com, or by telephonic replay by calling 1-855-859-2056 and entering the conference call identification number 7817718 when prompted for the replay code.

About OSI Systems

OSI Systems is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. The Company combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems or its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs, and projections concerning matters that are not historical facts. Forward-looking statements are not guarantees of future performance and involve uncertainties, risks, assumptions, and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Forward-looking statements include, but are not limited to, information provided regarding expected revenues, earnings, growth, and operational performance in fiscal 2020. The Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; failure to secure the renewal of key customer contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; unanticipated impacts of sequestration and other U.S. Government budget control provisions; changes in domestic and foreign government spending and budgetary, procurement and trade policies adverse to the Company's businesses; global economic uncertainty; unfavorable currency exchange rate fluctuations; effect of changes in tax legislation; market acceptance of the Company's new and existing technologies, products, and services; the Company's ability to win new business and convert orders received to sales within the fiscal year; enforcement actions in respect of any noncompliance with laws and regulations, including export control and environmental regulations and the matters that are the subject of some or all of the Company's investigations and compliance reviews; contract and regulatory compliance matters, and actions which, if brought, could result in judgments, settlements, fines, injunctions, debarment, or penalties; and other risks and uncertainties, including, but not limited to, those detailed herein and from time to time in the Company's Securities and Exchange Commission filings, which could have a material and adverse impact on the Company's business, financial condition, and results of operations. For additional information on these and other factors that could cause the Company's future results to differ materially from those in any forward-looking statements, see the section titled "Risk Factors" in the Company's most recently filed Annual Report on Form 10-K and other risks described therein and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information, or otherwise, except to the extent it is required to do so under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Three Months Ended September 30,
	2018	2019

Revenue:
Products	$182,480	$209,761
Services	83,769	81,091
Total revenues	266,249	290,852
Cost of goods sold:
Products	125,371	146,342
Services	44,965	45,299
Total cost of goods sold	170,336	191,641
Gross profit	95,913	99,211
Operating expenses:
Selling, general and administrative	61,707	62,177
Research and development	13,753	14,246
Restructuring and other charges (benefit), net	4,196	(2,099)
Total operating expenses	79,656	74,324
Income from operations	16,257	24,887
Interest and other expense, net	(5,332)	(4,736)
Income before income taxes	10,925	20,151

(Provision) benefit for income taxes	(1,523)	592
Net income	$9,402	$20,743

Diluted income per share	$0.50	$1.10
Weighted average shares outstanding – diluted	18,736	18,903

OSI SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED SEGMENT INFORMATION (in thousands)

	Three Months Ended September 30,
	2018	2019
Revenues – by Segment:
Security division	$169,960	$188,964
Healthcare division	38,273	40,208
Optoelectronics and Manufacturing division, including intersegment revenues	70,954	73,637
Intersegment eliminations	(12,938)	(11,957)
Total	$266,249	$290,852

Operating income (loss) – by Segment:
Security division	$23,050	$20,318
Healthcare division	(1,875)	2,817
Optoelectronics and Manufacturing division	6,825	8,769
Corporate	(11,351)	(7,337)
Intersegment eliminations	(392)	320
Total	$16,257	$24,887

OSI SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2019	September 30, 2019
Assets

Cash and cash equivalents	$96,316	$85,142
Accounts receivable, net	238,440	245,093
Inventories	273,711	268,761
Other current assets	32,432	38,140
Total current assets	640,899	637,136
Property and equipment, net	127,385	128,293
Goodwill	307,108	306,713
Intangible assets	132,954	129,633
Other non-current assets	56,518	88,327
Total Assets	$1,264,864	$1,290,102

Liabilities and Stockholders' Equity

Bank lines of credit	$88,000	$95,000
Current portion of long-term debt	804	801
Accounts payable and accrued expenses	169,718	176,280
Other current liabilities	123,486	122,621
Total current liabilities	382,008	394,702
Long-term debt	257,752	260,007
Other long-term liabilities	73,377	93,829
Total liabilities	713,137	748,538
Total stockholders’ equity	551,727	541,564
Total Liabilities and Stockholders’ Equity	$1,264,864	$1,290,102

OSI SYSTEMS, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND EARNINGS PER SHARE (in thousands, except earnings per share data)

	Three Months Ended September 30,
	2018		2019
	Net income	Diluted EPS	Net income	Diluted EPS
GAAP basis	$9,402	$0.50	$20,743	$1.10
Restructuring and other charges (benefit), net	4,196	0.22	(2,099)	(0.11)
Amortization of acquired intangible assets	4,168	0.22	3,597	0.19
Non-cash interest expense	1,926	0.10	2,163	0.11
Tax effect of above adjustments	(2,887)	(0.15)	(1,021)	(0.05)
Impact from discrete income tax items	(1,542)	(0.08)	(6,214)	(0.33)
Non-GAAP basis	$15,263	$0.81	$17,169	$0.91

RECONCILIATION OF GAAP TO NON-GAAP OPERATING INCOME (LOSS) AND OPERATING MARGIN BY SEGMENT (in thousands, except percentages)

Three Months Ended September 30, 2018
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate / Elimination	Total
		% of Sales		% of Sales		% of Sales			% of Sales
GAAP basis – operating income (loss)	$23,050	13.6%	$(1,875)	(4.9)%	$6,825	9.6%	$(11,743)	$16,257	6.1%
Restructuring and other charges	46	0.0	191	0.5	374	0.6	3,585	4,196	1.6
Amortization of acquired intangible assets	3,099	1.8	-	-	1,069	1.5	-	4,168	1.5
Non-GAAP basis– operating income (loss)	$26,195	15.4%	$(1,684)	(4.4)%	$8,268	11.7%	$(8,158)	$24,621	9.2%

Three Months Ended September 30, 2019
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate / Elimination	Total
		% of Sales		% of Sales		% of Sales			% of Sales
GAAP basis – operating income (loss)	$20,318	10.8%	$2,817	7.0%	$8,769	11.9%	$(7,017)	$24,887	8.6%
Restructuring and other (benefit), net	-	-	-	-	(13)	0.0	(2,086)	(2,099)	(0.7)
Amortization of acquired intangible assets	2,800	1.5	-	-	797	1.1	-	3,597	1.2
Non-GAAP basis– operating income (loss)	$23,118	12.2%	$2,817	7.0%	$9,553	13.0%	$(9,103)	$26,385	9.1%

Contacts

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
Tel: (310) 349-2237
avashishat@osi-systems.com